Exhibit 99.1

GEN-PROBE INCORPORATED

EMPLOYEE CONFERENCE CALL TRANSCRIPT

Moderator: Carl Hull

April 30, 2012

9:30 am PT

Coordinator:	Welcome to the Gen-Probe conference. At this time all parties are in a listen-only mode. This conference is being recorded. I would now like to introduce your host today Chairman and CEO of Gen-Probe, Mr. Carl Hull. You may begin.

Carl Hull:	Thank you, (Holly), and good day everyone and thanks for calling in. I would very much have liked to have met with you face-to-face today, but as you might have guessed, I’m in Boston, where early this morning we made a very important announcement.

Our Board of Directors has approved a definitive agreement to be acquired by Hologic in a transaction that values Gen-Probe at $82.75 a share in cash for approximately $3.7 billion in total. Our combined company will be a global leader in women’s health with a significant presence in molecular diagnostics.

Most of you have probably seen our press release already. If you haven’t, you can find it on our external Web site at www.gen-probe.com. I don’t want to repeat everything in that release, but I will highlight a few key points. Then I’ll turn the call over to Rob Cascella, the CEO of Hologic who will share his perspective and enthusiasm with you as well.

Let me begin with a little background on Hologic, a global leader in women’s health. Throughout its 26-year history, Hologic has built significant positions in four key areas: breast health, diagnostics, gynecologic surgery and skeletal health. I’ve been really impressed in the diagnostic - I’ve been in - excuse me - in the diagnostics industry for a very long time and have always been really impressed by Hologic’s commitment to its customers and its ability to develop and commercialize innovative products, including the ThinPrep liquid Pap test for cervical cancer.

Rob can speak to this further, but I believe Hologic was attractive to several things about Gen-Probe: Our strong and complementary position in women’s health diagnostics, our differentiated and automated platforms in Tigris and Panther, our market-leading blood screening franchise and the considerable growth opportunities that now lie ahead of us. All of these attributes are a direct result of your talents, experience, expertise and dedication over the past 29 years.

Now from Gen-Probe’s perspective, why does this merger make sense? Well, first, it obviously provides immediate cash values for everyone in Gen-Probe who was also a shareholder in the company. The $82.75 a share acquisition price recognizes the outstanding businesses that we have built together and the benefits that our current and future products offer our customers and patients. In addition, the valuation is consistent with similar diagnostic deals that have been completed in the past few years.

Second, it makes us a smarter company. The merger will give us the scale we need to compete in a business environment that, as you know, is increasingly global and competitive. We spent a lot of time talking about these factors internally, so all of you know that we compete daily against much larger diagnostics firms such as Roche, Abbott, and Becton, Dickinson.

While we do very well in the market place, the battle for future growth is increasingly shifting to Europe and now emerging markets such as China and India where we have considerably less infrastructure and name recognition. This merger will help us close these gaps. As a concrete example of the immediacy of these opportunities, Hologic has more than 500 employees focused on diagnostics in China. One of the largest potential opportunities for our Aptima HPV screening assay.

Third, our products are highly complementary to those offered by Hologic in women’s health. Hologic maintains an extensive commercial presence around the world and calls directly on the OB/GYNs who order our tests. This presence will help us increase demand for chlamydia and gonorrhea testing, which is still significantly under-penetrated despite having been recommended by professional medical societies for years now.

In addition, Hologic’s more than 80-person U.S. physician sales force will help us build awareness among clinicians of the need for trichomonas testing and the ways of which our innovative Aptima HPV assay reduces the false positive results commonly associated with cervical cancer screening.

Before I turn the call over to Rob, I must acknowledge that as we combine the two companies, we will be looking to reduce redundant expenses at both Gen-Probe and Hologic. Although this merger is principally about growth and about expanding the reach of the two leading women’s health businesses, overlapping activities will be eliminated as we integrate the two organizations. No specifics have yet been identified but future savings are expected to be realized through the alignment of assets to maximize efficiencies and through the consolidation of overhead.

I want to emphasize that while our combined company will continue to be headquartered in Boston, our integrated diagnostics business will be headquartered in San Diego and will maintain a significant presence in the city. These changes, as well as the revenue generating activities that I mentioned earlier, won’t happen till the transaction closes, which we expect to occur in the second half of this year. Today’s announcement is just the first step in a process, and it won’t affect our day-to-day operations for some time to come.

The merger must be approved by our shareholders and is subject to customary closing conditions, including reviews by various regulatory authorities. Until then, let me emphasize that Gen-Probe remains an independent company both legally and operationally. With this in mind, it’s critically important that we stay focused on our longstanding commitments to our customers and to each other. I know that this won’t always be easy. I also know that we are collectively up to the task and won’t miss a beat.

Now let me introduce Rob Cascella, the CEO of Hologic. Rob and I spent a fair amount of time together over the last couple of months, and I have valued our interactions greatly. Rob’s career path at Hologic is very similar to mine at Gen-Probe. He joined Hologic in 2003 as Chief Operating Officer, was promoted to President later that year, joined their board in 2008 and became CEO in 2009. Rob will lead our combined organizations as CEO, and I will oversee the company’s combined diagnostics business.

Once Rob is finished, I’ll have a few closing comments. So, Rob, it’s all yours.

Rob Cascella:	Great. Thank you, Carl, and it really pleases me to have an opportunity to address you folks. I realize after many, many acquisitions how disruptive some of these things can be, and obviously I want you to know that we as a company respect that and we’ll look forward to learning much more about each of you and obviously the subtleties of your business.

This is a phenomenal opportunity for Hologic, and I want to be very clear about that. We have a need to energize our diagnostic business, which is about a $550 million business, very similar in size to yours but comprised very, very differently. It’s primarily a liquid-based cytology business.

With the combination of these two companies, we have a $1.3 billion diagnostic franchise that we think will be a powerhouse relative to women’s health. And that has been a focus and is a focus of Hologic, and as Carl has outlined, we are a women’s health company focused in breast cancer, cervical cancer, gynecologic disorders and the like. So this is a perfect - really a perfect, perfect fit for us.

We’ve been so impressed with your product portfolio that we find that the fit is extraordinary. The ability to leverage this with the infrastructure that Carl outlined is one of the most appealing parts of this transaction, and that focus is primarily on STDs. For your non-STD businesses, we think those are exciting adjacent growth opportunities that we’d like to leverage as well.

We expect that Gen-Probe will end up being a cornerstone of our diagnostic franchise, as we talked about earlier. The leverage that Carl referred to and that I commented on is one of the chief attributes of the transaction, and it is clearly one of the basis for how we justify this wonderful transaction.

So I will leave you with the note that this is a - this is exciting for all the folks at Hologic. We all have a lot to learn about each other, and we will do that gradually, and we will do that respectfully. And I will look forward to an opportunity to meet each and every one of you. And with that, I thank you and will turn it back over to Carl.

Carl Hull:	Hey, well, thanks very much, Rob. I appreciate that. So before we sign off, I want to acknowledge that you probably have many questions about the merger and that we can’t answer a lot of them today. This is simply inevitable in these kind of situations. Nonetheless, we will be doing several things to communicate as much as we can as soon as we can.

We’ll be arranging a series of group meetings at our major sites this week, and an all-employee town hall meeting will be held next week. We’ll be setting up on the Web site - a Web site on the Wizard to post new information as it becomes available, and this Web site will also include a mechanism for us to post questions and answers.

So in the meantime, please feel free to email Diana De Walt, our Senior Vice President of Human Resources with your questions, and Diana and her team will serve as a clearinghouse for those.

In closing, today is an exciting day for Gen-Probe. Our merger with Hologic provides significant value for shareholders and makes us a much stronger company. Until the transaction closes, I look forward to working with you and to continue each and every one of the strategies and activities that have made us so attractive to Hologic and to our customers.

So thanks, and I look forward to seeing as many of you as we can next Monday. With that, we’ll sign off now. Thanks very much.

Coordinator:	And this concludes today’s conference. Thank you for participating. You may disconnect at this time.

END

Additional Information and Where You Can Find It

In connection with the proposed transaction, Gen-Probe will file a proxy statement and other materials with the Securities and Exchange Commission (the “SEC”). GEN-PROBE URGES INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GEN-PROBE AND THE PROPOSED TRANSACTION. Investors may obtain free copies of the proxy statement (when available) as well as other filed documents containing information about Gen-Probe at http://www.sec.gov, the SEC’s free internet site. Free copies of Gen-Probe’s SEC filings including the proxy statement (when available) are also available on Gen-Probe’s internet site at http://www.gen-probe.com under “Investors.”

Gen-Probe and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Gen-Probe’s stockholders with respect to the proposed transaction. Information regarding the officers and directors of Gen-Probe is included in the Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2012 with respect to Gen-Probe’s 2012 Annual Meeting of Stockholders. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction.

Safe Harbor Statement

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the proposed transaction. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements, including the following: (1) Gen-Probe may be unable to obtain stockholder approval as required for the transaction; (2) conditions to the closing of the transaction may not be satisfied, including, among others, conditions relating to the termination or expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and under any similar foreign statutes and regulations applicable to the Merger; (3) the transaction may involve unexpected costs, liabilities or delays; (4) Hologic may be unsuccessful in securing the financing necessary to consummate the Merger; (5) the business of Gen-Probe may suffer as a result of uncertainty surrounding the transaction; (6) the outcome of any legal proceedings that may be instituted against Gen-Probe and others following the announcement of the transaction; (7) Gen-Probe may be adversely affected by other economic, business, and/or competitive factors; (8) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (9) the ability to recognize the benefits of the Merger; (10) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; and (11) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. Additional factors that may affect the future results of Gen-Probe are set forth in its filings with the SEC, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in Gen-Probe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date hereof. Gen-Probe is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained herein to reflect circumstances existing after the date hereof or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.